Filed with the Securities and Exchange Commission on December 9, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	93-0768752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 East Beardsley Avenue

Elkhart, Indiana 46514-3305

(Address of principal executive offices) (Zip code)

Thor Industries, Inc. 2016 Equity and Incentive Plan

(Full title of the plan)

W. Todd Woelfer, Esq.

Thor Industries, Inc.

601 East Beardsley Avenue

Elkhart, Indiana 46514-3305

574-970-7460

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee
Common Stock (par value $.10 per share)	2,000,000	$103.645	$207,290,000.00	$24,024.91

[1]	The securities to be registered include options and rights to acquire Common Stock.
[2]	This registration statement also covers such indeterminable number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such shares pursuant to the antidilution provisions of the plan.
[3]	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act of 1933, upon the average of the high and low prices of the Common Stock on December 5, 2016, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the registrant are incorporated by reference into and made a part of this registration statement. In addition, all documents subsequently filed by the registrant pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

(a)	The registrant’s Annual Report on Form 10-K for the year ended July 31, 2016 (the “10-K”);

(b)	The registrant’s Quarterly Report on Form 10-Q for the period ended October 31, 2016;

(c)	The registrant’s Current Reports on Form 8-K filed August 4, 2016, August 11, 2016, September 15, 2016, September 26, 2016, October 11, 2016, November 23, 2016 and November 28, 2016;

(d)	The registrant’s proxy statement filed on Schedule 14A on October 27, 2016, and the supplement thereto filed November 28, 2016; and

(e)	The description of the registrant’s Common Stock contained in its registration statement under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), grants each corporation organized under Delaware law, such as the registrant, the power to indemnify its directors and officers in certain circumstances.

The registrant’s Amended and Restated By-laws, and Amended and Restated Certification of Incorporation, as amended, provide for indemnification of its directors and officers to the extent permitted by Section 145 of the DGCL. Additionally, the registrant’s Amended and Restated By-laws and Amended and Restated Certificate of Incorporation provide that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for the breach of any fiduciary duty as director, except (a) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

The registrant has also entered into or will enter into indemnification agreements with each of its directors and senior officers. These agreements generally obligate the registrant to indemnify such persons for liability incurred by them as a result of their services as directors or officers, subject to limited exceptions. In addition, the registrant maintains policies of insurance under which its directors and officers are insured, subject to specified exclusions, deductible amounts and policy limits, against loss arising from any claim which may be made against any of its directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in the scope of their respective duties.

Except to the extent set forth above, there is no provision of the Amended and Restated By-laws, Amended and Restated Certificate of Incorporation, contract, arrangement or statute under which any director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number

4	Thor Industries, Inc. 2016 Equity and Incentive Plan (incorporated by reference to Appendix A to the supplement to registrant’s proxy statement filed on November 28, 2016)

5	Opinion of Taft Stettinius & Hollister LLP

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on signature pages to this registration statement)

Item 9. Undertakings

*(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

* Paragraph references correspond to those of Item 512 of Regulation S-K.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, as of the 9th day of December 2016.

THOR INDUSTRIES, INC.

(Signed)	/s/ Robert W. Martin
Robert W. Martin Director, President and Chief Executive Officer (Principal executive officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Martin and W. Todd Woelfer, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

(Signed)	/s/ Robert W. Martin	(Signed)	/s/ Colleen Zuhl
	Robert W. Martin		Colleen Zuhl
	Director, President and Chief Executive Officer		Senior Vice President and Chief Financial Officer
	(Principal executive officer)		(Principal financial and accounting officer)

(Signed)	/s/ Peter B. Orthwein	(Signed)	/s/ James L. Ziemer
	Peter B. Orthwein		James L. Ziemer
	Executive Chairman of the Board		Director

(Signed)	/s/ Andrew E. Graves	(Signed)	/s/ Jan H. Suwinski
	Andrew E. Graves		Jan H. Suwinski
	Director		Director

(Signed)	/s/ J. Allen Kosowsky	(Signed)	/s/ Alan Siegel
	J. Allen Kosowsky		Alan Siegel
	Director		Director

(Signed)	/s/ Wilson R. Jones
Wilson R. Jones
Director